Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
William E. Snell, Jr.
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial Announces Stock Repurchase Program

September 9, 2004

Chambersburg, PA

Franklin Financial Services Corporation, the parent company of F&M Trust Company, today announced that its Board of Directors has authorized the repurchase of up to 75,000 shares of its $1.00 par value common stock, representing 2.2% of such shares now issued and outstanding. The repurchases are authorized to be made from time to time during the next 12 months in open market or privately negotiated transactions.

According to President and Chief Executive Officer William E. Snell, Jr., the repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit plans, executive compensation plans, the Dividend Reinvestment Plan, and other appropriate corporate purposes. Franklin Financial last approved a stock repurchase plan in March of 2003, but elected not to repurchase any shares pursuant to that plan.

Franklin Financial Services Corporation is a Chambersburg, Pennsylvania based bank holding company with assets of approximately $565 million. Its wholly-owned subsidiary, F&M Trust Company, is an independent community bank which operates sixteen banking offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro.